UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

ABVC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44370 Old Warm Springs Blvd. Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (510) 668-0881

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ABVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Item 8.01 Other Information

On June 10, 2022, ABVC BioPharma, Inc. (the “Company”) expanded its co-development partnership with Rgene Corporation (“Rgene”). BioKey, Inc., a California corporation and wholly-owned subsidiary of the Company (“BioKey”), entered into a Clinical Development Service Agreement with Rgene (“Service Agreement”) to guide certain Rgene drug products, RGC-1501 for the treatment of Non-Small Cell Lung Cancer (NSCLC), RGC-1502 for the treatment of pancreatic cancer and RGC 1503 for the treatment of colorectal cancer patients, through completion of Phase II clinical studies under U.S. FDA IND regulatory requirements (the “Rgene Studies”). Under the terms of the Service Agreement, BioKey is eligible to receive payments totaling up to $3.0 million over a 3-year period with each payment amount to be determined by certain regulatory milestones obtained during the agreement period.

Through a series of transactions over the past 5 years, the Company and Rgene have co-developed the three drug products covered by the Service Agreement, which has resulted in the Company owning 31.62% of Rgene.

As part of the Rgene Studies, the Company agreed to loan $1.0 million to Rgene, for which Rgene has provided the Company with a 5% working capital convertible loan (the “Note”). If the Note is fully converted, the Company will own an additional 6.4% of Rgene. Rgene will repay the Company in two equal installments in the second and third quarter of fiscal 2022. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Note includes standard events of default, as well as a cross default provision pursuant to which a breach of the Service Agreement will trigger an event of default under the Note if not cured after 5 business days of written notice regarding the breach is provided. Upon an event of default, the outstanding principal and any accrued and unpaid interest shall be immediately due and payable.

Rgene has further agreed, effective July 1, 2022, to provide the Company with a seat on Rgene’s Board of Directors until the loan is repaid in full. The Company has nominated Dr. Jiang, its Chief Strategy Officer and Director to occupy that seat; Dr. Jiang is also one of the Company’s largest shareholders, owning 12.8% of the Company.

BLEX 404, a new drug under clinical development covered by the Service Agreement, is extracted from Maitake mushroom (Grifola frondosa), an edible mushroom. Its immunological effects and the safety have been demonstrated in two Phase I/II clinical studies performed at Memorial Sloan Kettering Cancer Center (MSKCC) with breast cancer and myelodysplastic syndromes (MDS) patients.

The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

On June 21, 2022, the Company issued a press release regarding the Rgene Studies. A copy of the press release is being filed as Exhibit 99.1 attached hereto and is incorporated by reference herein.

The Rgene Studies is a related party transaction and will be conducted at arm’s length. In addition to the Company’s board of directors approving the Rgene Studies, the Company’s audit committee and special committee also approved it. The Board believes it is in the Company’s best interest for BioKey to proceed with the Rgene Studies.

A copy of the Service Agreement and Note is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Clinical Development Service Agreement with Rgene (portions of the exhibit have been omitted because they (i) are not material and (ii) is the type of information that the registrant treats as private or confidential.)
10.2	Promissory Note dated June 16, 2022
99.1	Press Release dated June 21, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABVC BioPharma, Inc.

June 21, 2022	By:	/s/ Howard Doong
Howard Doong
Chief Executive Officer

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